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                     April 6, 2022

       James G. Dempsey
       Executive Vice President and Chief Financial Officer
       Frontier Group Holdings, Inc.
       4545 Airport Way
       Denver, CO 80239

                                                        Re: Frontier Group
Holdings, Inc.
                                                            Form 10-K for
Fiscal Year Ended December 31, 2021
                                                            Filed February 23,
2022
                                                            File No. 1-40304

       Dear Mr. Dempsey:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Energy & Transportation
       cc:                                              Tony Richmond